NEWS RELEASE

Mike Zellner Vice President & CFO Tel: 1 408.988.1204 mike_zellner@pmc-sierra.com	Jennifer Gianola Director, Investor Relations Tel: 1 408.239.8630 jennifer_gianola@pmc-sierra.com	Kimberly Mason Sr Communications Specialist Tel: 1 604.415.6239 kim_mason@pmc-sierra.com

PMC-Sierra Announces New $275 Million Stock Repurchase Program
Stock Repurchase Authorization Now $315 Million

SUNNYVALE, Calif., March 13, 2012 – PMC-Sierra, Inc., (NASDAQ:PMCS) or PMC, the semiconductor innovator transforming storage, optical and mobile networks, today announced that its board of directors has authorized a new share repurchase program for up to $275 million of its common stock, reflecting the company’s strong balance sheet and free-cash-flow generation. PMC expects to fund the repurchases through the use of available cash resources.

“This share repurchase program emphasizes the Board's ongoing commitment to enhancing shareholder value, as well as our confidence in PMC’s long-term financial outlook and growth opportunities,” said Greg Lang, president and chief executive officer of PMC.

PMC completed its first share repurchase plan in 2011, repurchasing and retiring 6.1 million shares for a total cost of $40 million, the full authorized amount. In the fourth quarter of 2011, PMC’s board of directors authorized a $40 million share repurchase program to commence in 2012. The new $275 million repurchase program announced today will increase the total authorization to $315 million. As of February 24, 2012, PMC had 231.7 million shares of common stock outstanding and our cash position, net of the $68 million face value of our convertible notes, was approximately $447 million.

In connection with the repurchase program, PMC may adopt one or more plans pursuant to the provisions of Rule 10b5-1 under the Securities Exchange Act of 1934. Share repurchases under these authorizations may be made through a variety of methods, which may include open market purchases, privately negotiated transactions, block trades, accelerated share repurchase transactions, or any combination of such methods. PMC's board of directors has

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not established an end date for the new $275 million repurchase program. PMC’s stock repurchase program does not obligate PMC to acquire any particular amount of its common stock, and the repurchase program may be suspended or discontinued at any time at PMC’s discretion.

Safe Harbor Statement
This release contains forward-looking statements that involve risks and uncertainties. The Company’s SEC filings describe the risks associated with the Company’s business, including PMC’s limited revenue visibility due to variable customer demands, market segment growth or decline, orders with short delivery lead times, customer concentration, changes in inventory, and other items such as foreign exchange rates and volatility in global financial markets.

About PMC
PMC (NASDAQ:PMCS) is the semiconductor innovator transforming networks that connect, move and store digital content. Building on a track record of technology leadership, the company is driving innovation across storage, optical and mobile networks. PMC’s highly integrated solutions increase performance and enable next-generation services to accelerate the network transformation. For more information, visit www.pmcs.com.
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© Copyright PMC-Sierra, Inc. 2012. All rights reserved. PMC and PMC-SIERRA are registered trademarks of PMC-Sierra, Inc. in the United States and other countries, PMCS is a trademark of PMC-Sierra, Inc. Other product and company names mentioned herein may be trademarks of their respective owners.